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Exhibit 99(a)(1)(A)

          Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock
of
LOWRANCE ELECTRONICS, INC.
at
$37.00 Net Per Share
by
NAVICO ACQUISITION CORP.
A Wholly Owned Subsidiary of
SIMRAD YACHTING AS

        The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on Tuesday, February 28, 2006, unless the Offer is extended.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006 (the "Merger Agreement"), by and among Navico Acquisition Corp., a Delaware corporation (the "Purchaser"), Simrad Yachting AS, a stock corporation incorporated under the laws of Norway ("Parent"), and Lowrance Electronics, Inc., a Delaware corporation (the "Company") and relates to all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of the Company.

          The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

          The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with all Shares owned by Parent or the Purchaser, represents at least a majority in number and voting power of the total outstanding voting Shares of the Company on a fully diluted basis (which means after giving effect to the exercise, conversion or exchange of all options, warrants, rights and Shares exercisable or exchangeable for, or convertible into, such voting Shares) and (ii) the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Norwegian Competition Act. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

IMPORTANT

          Any stockholder of the Company wishing to tender Shares in the Offer must:

1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  Contact the broker, dealer, commercial bank, trust company or other nominee and request that such person or entity tender the Shares to the Purchaser prior to the expiration of the Offer.

2.
For Shares that are held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an "Agent's Message" (as defined in "Section 3—Procedures for Accepting the Offer and Tendering Shares");

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to the Depositary (as defined herein); and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary (see Section 3 "Procedures for Accepting the Offer and Tendering Shares").

3.
For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a manually signed facsimile thereof), the Certificates (as defined below) for such Shares and any other required documents to the Depositary (as defined herein), at its address on the back of this Offer to Purchase.

          Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $.10 per share, of the Company (the "Shares")
Price Offered Per Share:	$37.00 per Share, net to you in cash and without interest and subject to any applicable withholding taxes
Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Tuesday, February 28, 2006, unless extended
The Purchaser:	Navico Acquisition Corp., a wholly owned subsidiary of Simrad Yachting AS
Company Board Recommendation:	The Company's board of directors has unanimously recommended that you accept the Offer and tender your Shares

          The following are answers to some of the questions that you, as a stockholder of the Company, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to the Purchaser.

Who is offering to buy my Shares?

          We are Navico Acquisition Corp., a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and the Purchaser."

What is the class and amount of securities being sought in the Offer?

          We are seeking to purchase all of the outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment? Will I have to pay any fees or commissions?

          We are offering to pay $37.00 per Share, net to you in cash and without interest. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup federal income tax withholding. See Instruction 8 of the Letter of Transmittal. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

What does the Company's Board of Directors think of the Offer?

          We are making the offer pursuant to the merger agreement approved by the Company's board of directors. The Company's board of directors unanimously (i) approved, adopted and declared advisable the merger agreement and the other transactions contemplated thereby,

(ii) determined that the terms of the offer and the merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the offer and tender their Shares to us pursuant to the offer. A more complete description of the Company board's reasons for approving the offer and the merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Will the Company's board of directors and executive officers participate in the Offer?

          Yes. All of the Company's executive officers and directors have indicated they intend to tender their Shares in the Offer.

Do you have the financial resources to make payment?

          Yes. We have arranged for sufficient funds, including the receipt of funds from our parent company, Simrad Yachting AS, to purchase all Shares validly tendered, and not properly withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the Offer. Simrad Yachting AS will obtain the funds for such purposes from a combination of new borrowings and equity contributions from its shareholders. The offer is not conditioned upon any financing arrangements. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

          No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

  •
  the Offer is being made for all outstanding Shares,

  •
  the form of payment consists solely of cash,

  •
  neither the offer nor the merger is subject to any financing condition,

  •
  as described above, we have arranged for sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer.

          See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

          You will have at least until 12:00 midnight, New York City time, on Tuesday, February 28, 2006, to tender your Shares in the offer. Furthermore, if you are a holder of Shares and cannot deliver everything required to make a valid tender of your Shares by that time, you may still be able to participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1—"Terms of the Offer" and 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

          Yes. We have agreed in the merger agreement that:

  •
  We may extend the Offer beyond February 28, 2006 for successive extension periods not exceeding 10 business days in the case of any single extension period (1) if, at that date or any subsequent expiration date, any of the conditions to our obligation to purchase the Shares are not satisfied or (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof or The Nasdaq

    National Market applicable to the offer; provided, however, that the expiration date may not be extended in any event beyond June 30, 2006, without the Company's prior written consent; and

  •
  We may extend the Offer for a further period of time not to exceed 20 business days by means of a "subsequent offering period" for the Offer. A subsequent offering period, if one is included, would be an additional period of not less than three and no more than twenty business days beginning after we have purchased Shares tendered during the offer, during which time stockholders may tender, but not withdraw, their Shares and receive the offer consideration.

          See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the offer.

How will I be notified if the Offer is extended?

          If we extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

          We will not be obligated to purchase any Shares that are validly tendered and not withdrawn pursuant to the Offer if the conditions to the Offer are not satisfied at the time the Offer expires. The most significant conditions (which we cannot waive without the Company's consent) are:

  •
  The number of Shares tendered and not withdrawn before the expiration of the offer, together with any common shares we and Parent own, must represent at least a majority in number and voting power of the then outstanding Shares on a fully diluted basis. We call this condition the "Minimum Tender Condition." See Section 11—"The Transaction Documents."

  •
  The applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Norwegian Competition Act have not expired or been terminated prior to the expiration of the offer. We call this condition the "Antitrust Condition." See Section 11—"The Transaction Documents."

          The offer is also subject to a number of other important conditions which we can waive without the Company's consent. See Section 15—"Certain Conditions of the Offer."

How do I tender my Shares?

          To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the offer, prior to the expiration of the tender offer. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still be able to participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three trading days. For such a tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

How do I withdraw previously tendered Shares?

          To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw Shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Until what time may I withdraw previously tendered Shares?

          You may withdraw your previously tendered Shares at any time until the offer has expired and, if we have not agreed to accept your Shares for payment by April 1, 2006, you can withdraw them after that time until we accept the Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights."

Have any stockholders previously agreed to tender their Shares?

          Yes. The Chief Executive Officer and Executive Vice President of Engineering and Marketing of the Company, who beneficially own in the aggregate approximately 16.1% of the Company's total outstanding Shares on a fully diluted basis (calculated without regard to restrictions on beneficial ownership), have agreed to tender their Shares in the offer. See the "Introduction" to this Offer to Purchase and Section 11—"The Transaction Documents."

Will the tender offer be followed by a merger if all of the Shares are not tendered in the Offer?

          Yes. If we accept for payment and pay for Shares that, together with all Shares owned by Parent or by us, represent at least a majority in number and voting power of the total outstanding Shares of the Company on a fully diluted basis, we will be merged with and into the Company. If that merger takes place, Parent will own all of the capital stock of the Company and all Shares (other than the Company or any of its subsidiaries, Parent or us and other than stockholders properly exercising dissenters' rights) will be cancelled and converted into the right to receive $37.00 per Share net in cash and without interest, or any higher price per Share that is paid in the offer. See the "Introduction" to this Offer to Purchase.

What is the "top-up" option and when will it be exercised?

          Under the Merger Agreement, if we do not acquire at least 90% of the issued and outstanding Shares in the Offer, we have the option, subject to limitations, to purchase from the Company a number of additional Shares sufficient to cause us to own at least 90% of the Shares then outstanding, on a fully diluted basis, at a price per Share equal to the price per Share paid in the Offer. We refer to this option as the "top-up option." Because of the limitations on the exercise contained in the Merger Agreement, we expect to exercise the top-up option only if we acquire more than 88% but less than 90% of the issued and outstanding Shares in the Offer.

Are appraisal rights available in either the offer or the merger?

          Appraisal rights are not available as a result of the Offer. However, if we purchase a majority of the outstanding Shares in the Offer and proceed with the Merger, appraisal rights will be available to holders of Shares who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of Shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. See Section 12—"Purpose of the Offer; Plans for the Company."

Will the Company continue as a public company?

          Following the purchase of Shares in the offer, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through The Nasdaq National Market or other securities exchanges, there may not be an active public trading market for Shares and the Company may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

          On January 27, 2006, the last trading day before we announced the tender offer, the last sale price of Shares reported on The Nasdaq National Market was $25.00 per share. On January 30, 2006, the last trading day before we commenced the tender offer, the last sale price of Shares reported on The Nasdaq National Market was $36.61. See Section 6—"Price Range of Shares; Dividends." We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

Who should I call if I have questions about the tender offer?

          You may call Morrow & Co., Inc., the information agent for the offer, at (800) 607-0088 (toll free). See the back cover of this Offer to Purchase.

          To the Holders of Common Stock of the Company:

INTRODUCTION

          Navico Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation (the "Company"), at a price of $37.00 per Share, net to the seller in cash and without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, subject to certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware law"), the Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Parent or the Purchaser and other than Shares that are held by stockholders who properly perfect their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive $37.00 per Share, or any higher price per Share paid in the Offer, net to the seller in cash and without interest (the "Merger Consideration").

          Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as dealer manager (the "Dealer Manager"), Mellon Investor Services LLC, as depositary (the "Depositary"), and Morrow & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

          The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer. A more complete description of the Company Board's reasons for approving the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the stockholders of the Company with this Offer to Purchase.

          J.P. Morgan Securities, Inc. ("J.P. Morgan"), the Company's financial advisor for the Offer and Merger, has delivered to the Company Board its written opinion, dated January 29, 2006, to the effect that, as of such date and based upon and subject to certain considerations and assumptions stated therein, the offer price of $37.00 per Share in cash is fair, from a financial point of view, to the holders of Shares (other than Parent and its affiliates). A copy of the written opinion of J.P. Morgan setting forth, among other things, the procedures followed, the matters considered, the assumptions made and the limitations of the review conducted by J.P. Morgan in rendering its opinion, is included as an annex to the Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to

Purchase. Stockholders of the Company are urged to read the full text of the opinion carefully and in its entirety.

          The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with all Shares owned by Parent or the Purchaser, represents at least a majority in number and voting power of the total outstanding voting securities of the Company on a fully diluted basis (which means, after giving effect to the exercise, conversion or exchange of all options, warrants, rights and securities exercisable or exchangeable for, or convertible into, such voting securities) (the "Minimum Tender Condition") and (ii) the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the German Act Against Restraints of Competition and the Norwegian Competition Act (the "Antitrust Condition"). The Offer also is subject to certain other terms and conditions. See Section 15—"Certain Conditions of the Offer."

          The Company has advised Parent and the Purchaser that, as of January 29, 2006, there were 5,135,516 Shares issued and outstanding and there were no outstanding options, securities or other rights granted by the Company in respect of Shares that were exercisable for, or convertible into, Shares.

          The Offer will expire at midnight, New York City time, on Tuesday, February 28, 2006, unless the Offer is extended, in which case the expiration date will be the latest time and date on which the Offer, as extended, expires.

          Parent and Purchaser may be deemed to be the beneficial owner of 823,727 Shares (calculated without regard to restrictions on beneficial ownership) by virtue of its rights under Tender Agreements entered into with Darrell J. Lowrance and Ronald G. Weber (collectively, the "Tender Agreement Stockholders").

          The Tender Agreements, each dated as of January 29, 2006, and executed concurrently with the Merger Agreement (the "Tender Agreements"), require the Tender Agreement Stockholders to tender their respective Shares within 5 business days of commencement of the Offer and vote all of their respective Shares in favor of the Merger and against any alternative acquisition proposal. In addition, each Tender Agreement Stockholder has granted Parent a proxy to vote that Tender Agreement Stockholder's Shares that is exercisable under certain circumstances and has agreed not to sell or transfer the Shares (except in the Offer) prior to the earlier of the Expiration Date or the termination of the Tender Agreements. The Tender Agreements are more fully described in Section 11—"The Transaction Documents."

          The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the purchase of Shares pursuant to the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and the Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See Section 11—"The Transaction Documents."

          No appraisal rights are available as a result of the Offer. However, Stockholders will be able to exercise appraisal rights in connection with the Merger if they comply with applicable Delaware law and do not vote such Shares in favor of the Merger, if such a vote is required, and if they otherwise comply with the requirements of Delaware law regarding the perfection of appraisal rights. See Section 12—"Purpose of the Offer; Plans for the Company."

          This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 28, 2006, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

          The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Antitrust Condition and the other conditions set forth in Section 15—"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to accept for payment and pay for Shares pursuant to the Offer (other than the Minimum Tender Condition or the Antitrust Condition).

          The Purchaser has agreed that, without the prior consent of the Company, it will not make any change to the Offer that (i) reduces the number of Shares subject to the Offer, (ii) reduces the Offer Price below $37.00 per Share, (iii) modifies or adds to the conditions set forth in Section 15—"Certain Conditions of the Offer," (iv) except as otherwise provided in the Merger Agreement, extends the Offer, (v) changes the form of consideration payable in the Offer or (vi) amends any terms of the Offer in a manner adverse to the holders of Shares.

          The Merger Agreement provides that if any of the tender offer conditions are not satisfied or waived by the Purchaser as of any then scheduled expiration time for the Offer, then the Purchaser may, from time to time in its sole discretion, extend the expiration time for the Offer in maximum increments of 10 business days to no later than June 30, 2006; provided, however, that not withstanding the foregoing:

  •
  the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or The Nasdaq National Market applicable to the Offer, and

  •
  after accepting Shares for payment, the Purchaser may extend the Offer for a further period of time not to exceed twenty business days by means of a subsequent offering period under Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period").

          A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender and receive payment for, but not withdraw, their Shares. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered and accepted in the Offer, no later than 9:00 a.m., New

York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

          Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied or (ii) to waive any condition to the Offer (other than the Minimum Tender Condition or the Antitrust Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

          The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

          If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

          If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of Shares sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. As used in this Offer to Purchase, a "business day" means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

          The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    Acceptance for Payment and Payment for Shares.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law including, without limitation, the HSR Act and any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 16 "Certain Legal Matters; Regulatory Approvals." If the Purchaser decides to include a Subsequent Offering Period, the Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer."

          In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or, if applicable, confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

          The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

          For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for each such Share with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

          If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares.

          Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, either:

  •
  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either:

  •
  the Certificates evidencing tendered Shares must be received by the Depositary at such address, or

  •
  such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except for any tenders in any Subsequent Offering Period, if one is provided), or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below.

          Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided) or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

          For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

          Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

          Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

          Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to tendered Shares are actually received by the Depositary.

          Risk of Loss.    The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

          Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

          Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

          Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other Shares or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other Shares or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other Shares or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related Shares or rights, including voting at any meeting of stockholders.

          Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.    Withdrawal Rights.

          Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 1, 2006.

          For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

          If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

          Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

          No withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    Certain United States Federal Income Tax Consequences.

          Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, if your Shares are purchased pursuant to the Offer or you receive cash as a result of the Merger, you will realize gain or loss equal to the difference between your adjusted basis in the Shares sold or exchanged and the amount of cash you received. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by you. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

          THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

          A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.    Price Range of Shares; Dividends.

          The Shares trade on The Nasdaq National Market ("Nasdaq") under the symbol "LEIX." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources.

Lowrance Electronics, Inc.

	High	Low
Calendar Year 2004:
First Quarter	$23.81	$7.56
Second Quarter	25.27	18.00
Third Quarter	26.96	19.35
Fourth Quarter	37.19	21.00
Calendar Year 2005:
First Quarter	$30.17	$21.90
Second Quarter	34.38	25.47
Third Quarter	32.65	23.10
Fourth Quarter	23.80	19.16
Calendar Year 2006
First Quarter (through January 30, 2006)	$36.61	$25.00

          The Company has advised Parent and the Purchaser that, as of January 29, 2006, there were 5,135,516 Shares issued and outstanding and there were no outstanding options, securities or other rights granted by the Company that were exercisable or exchangeable for, or convertible into, Shares. On January 27, 2006, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $25.00 per Share. On January 30, 2006, the last full day of trading before the commencement of the Offer, the closing price of the Shares on Nasdaq was $36.61 per Share.

  We urge you to obtain a current market quotation for the Shares.

          The Company has declared and paid dividends of $0.25 per Share payable on (i) August 15, 2003 to stockholders of record as of August 13, 2003, (ii) May 26, 2004 to stockholders of record as of May 24, 2004, and (iii) August 16, 2004 to stockholders of record as of August 12, 2004. The Company paid a dividend of $0.30 per Share payable on June 17, 2005 to stockholders of record as of June 10, 2005. The Merger Agreement prohibits the Company from declaring, setting aside or paying any dividends on any of its capital stock, other than dividends and distributions by subsidiaries of the Company to the Company, from the date of the Merger Agreement until the Effective Time.

7.    Certain Information Concerning the Company.

          General.    The Company is a Delaware corporation with its principal offices located at 12000 East Skelly Drive, Tulsa, Oklahoma 74128. The telephone number for the Company is (918) 437-6881. According to the Company's Annual Report on Form 10-K, the Company designs, manufactures, markets and distributes SONARs (also known as depth-sounders and fish-finders), global positioning system (GPS) navigational equipment and other marine electronic products and various related accessories.

          Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.    Certain Information Concerning Parent and the Purchaser.

          General.    Parent is a stock corporation incorporated under the laws of Norway with its principal offices located at P.O. Box 111, Strandpromenaden 50, 3191 Horten, Norway. The telephone number of Parent is +47 33 03 41 40. Parent's principal business is selling marine electronics for communication, navigation, fish finding, auto-steering and racing products.

          The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. The Purchaser is a wholly owned subsidiary of Parent. The principal offices of the Purchaser are located at P.O. Box 111, Strandpromenaden 50, 3191 Horten, Norway. The telephone number of the Purchaser is +47 33 03 41 40.

          The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each director for at least the last five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupation, positions, offices or employment for the past five (5) years of each of the executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

          Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

          Except as provided in the Merger Agreement and the Tender Agreements or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such Shares, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

          Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Shares, an election of directors or a sale or other transfer of a material amount of assets.

          None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.    Source and Amount of Funds.

          Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements. Because we are paying cash and will purchase all of the outstanding Shares in the Offer and the Merger and have sufficient debt and equity commitments to pay the aggregate purchase price, we believe that the business, financial condition and results of Parent and the Purchaser are not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

          Parent and the Purchaser estimate that the total amount of funds required to complete the Offer and the Merger, to repay the outstanding indebtedness of the Company and its subsidiaries and to pay related transaction costs, fees and expenses will be approximately $221.7 million. We will obtain the required funds through an equity contribution of $78.4 million to Parent by its existing shareholders and borrowings of $143.3 million by Parent pursuant to a new senior secured credit facility (the "Credit Facility").

          We arranged for a commitment letter from DnB NOR Bank ASA, Parent's existing lender, to provide the new senior secured credit facility described above. Under the debt commitment letter, the funding of the facilities is subject to the following material conditions:

  •
  Purchaser having accepted a majority of the Shares for payment pursuant to the Offer;

  •
  the preparation, execution and delivery of loan documentation satisfactory to the lender in its discretion acting reasonably which incorporates substantially the terms and conditions outlined in the term sheet attached to the commitment letter;

  •
  no event of default being outstanding under Parent's existing loan agreements;

  •
  fulfillment of all conditions precedent in the facility agreements to be entered into; and

  •
  there not having been, since the date of the Merger Agreement and prior to the first borrowing any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Merger Agreement).

          Under the equity commitment letter, the shareholders' obligation to make the capital contributions are subject to the following conditions:

  •
  Purchaser having accepted a majority of the Shares for payment pursuant to the Offer; and

  •
  the full availability of and the drawing of funds under the new senior secured Credit Facility.

          The following summary of our proposed Credit Facility is qualified in its entirety by reference to the debt commitment letter described below, a copy of which has been filed as an exhibit to the Schedule TO filed with the SEC and is incorporated by reference herein. Shareholders are urged to read the debt commitment letter in its entirety for a more complete description of the provisions summarized below.

          The Credit Facility will consist of the following term loans, revolving credit facility and guarantee facility:

  •
  US$95 million term loan (the "Term Loan A");

  •
  US$51.8 million term loan (the "Term Loan B");

  •
  US$50.0 million revolving credit facility (the "Revolving Credit Facility");

  •
  US$7.5 million guarantee facility (the "Guarantee Facility"); and

  •
  US$25.0 million subordinated term loan (the "Subordinated Term Loan").

The Term Loan A and Subordinated Term Loans will be used to finance the acquisition of the Shares pursuant to the Offer and Merger and to pay all related costs and expenses. The Term Loan B will be used to repay the Company's existing borrowings. The Revolving Credit Facility will be used to finance future working capital requirement of the Company and its Subsidiaries after the Merger. The Guarantee Facility will be used to refinance existing, and to fund new issuances of, customs guarantees, tax bonds and certain payment guarantees. The term of each of these loans and facilities is five years from the date the governing agreement is executed and delivered. The mandatory repayment schedules have yet to be negotiated, but borrowed amounts may be voluntarily prepaid and available amounts may be cancelled in specified minimum amounts and increments. The interest rate on these loans and facilities will be an applicable margin over LIBOR. The applicable margin will be determined and adjusted quarterly based on the ratio of net interest bearing debt to EBITDA for the Company and its Subsidiaries. If such ratio is less than 3:1, the applicable margin will be 1.25%, if it equal to or greater than 3:1 but less than 4:1 it will be 1.5%, if it equal to or greater than 4:1 but less than 5:1 it will be 1.75%, if it equal to or greater than 5:1 but less than 6:1 it will be 2.0% and if it is greater than 6:1 it will be 2.5%. The loans and facilities will be guaranteed by Parent and all material Subsidiaries of the Company (the "Guarantors") and will be secured by a first priority pledge of all the shares in the Company and each Guarantor and substantially all of the assets of the Company and its Subsidiaries.

10.    Background of the Offer; Past Contacts or Negotiations with the Company.

          From time to time since 1998, the Company has been approached by various third parties that have expressed interest in acquiring the Company. Beginning in August 1998, the Company has engaged J.P. Morgan Securities Inc. or its predecessors (collectively, "JPMorgan") to act as its financial advisor in connection with these inquiries and to explore potential strategic alternatives. In connection with these engagements, the Company Board has received various financial analyses from JPMorgan.

          In March 1999, the Company entered into a definitive agreement to be acquired by Orbital Sciences Corporation ("Orbital") for consideration valued at $7.30 per Share or approximately $27.5 million for all of the Shares (which translated into an enterprise value (defined as aggregate equity value plus long-term debt minus cash) of approximately $54.8 million for the Company). The transaction ultimately was subject to a financing condition that Orbital did not satisfy. As a result, the Company terminated the agreement in late 1999.

          In January 2001, the Company entered into a definitive agreement to be acquired by Cobra Electronics Corporation ("Cobra") for $8.25 per Share in cash or approximately $31.1 million for all the Shares (which translated into an enterprise value of approximately $50.9 million for the Company). This transaction was also subject to a financing condition. A tender offer was commenced in January 2001 and was extended several times. During the offer period, Cobra alleged that it had the right to terminate the agreement because of the Company's failure to meet its projections and the parties agreed to reduce the consideration to $7.50 per Share. On May 2, 2001, Cobra terminated the agreement, alleging a material adverse change based upon the Company's most recent quarterly results.

          In December 2002, the Company received a written proposal from Johnson Outdoors, Inc. ("Johnson Outdoors") to acquire the Company for cash at a price between $7 and $8 per Share. On January 17, 2003, the Company and Johnson Outdoors agreed in principle to a transaction at a purchase price of $7.75 per Share in cash or approximately $29.2 million for all the Shares (which translated into an enterprise value of approximately $46.6 million for the Company). This agreement in principle was subject to, among other things, completion of due diligence to the buyer's satisfaction, negotiation of a mutually acceptable definitive agreement and approval by each party's board of directors. The price represented a premium of 24.6% over the trading price of the shares on January 16, 2003. The buyer performed due diligence and engaged in negotiations with the Company until April 2003. Ultimately, the parties were unable to agree on the material terms of the transaction and terminated the negotiations in April 2003.

          In September 2004, the Company, Darrell J. Lowrance, the Company's President and Chief Executive Officer, and certain other members of the Company's management completed a combined primary and secondary underwritten public offering of 2,469,736 Shares at a price of $24 per Share which generated net proceeds to the Company and the selling stockholders of $25.2 million and $25.9 million, respectively.

          In late spring of 2005, Mr. Gary Burrell, the former President and Chief Executive Officer of Garmin, Ltd. ("Garmin"), contacted Mr. Lowrance concerning the possible acquisition of the Company by Garmin. On July 5, 2005, Garmin submitted to the Company an unsolicited written offer to acquire the Company for $28.00 per Share in cash or approximately $143.8 million for all the Shares (which translated into an enterprise value of approximately $147.7 million for the Company). This price represented a premium of 33% to the trading price of the Shares on the last trading day immediately preceding the date on which the Company received the offer. Garmin's offer was subject to satisfactory completion of due diligence and certain other conditions, including obtaining an exclusivity period that would end 45 days after the date Garmin was given access to due diligence materials, the negotiation and agreement on final terms and definitive agreements reflecting those terms and the approval of Garmin's board. Mr. Lowrance contacted Mr. Burrell of Garmin by telephone and informed him that the Board was not seeking a buyer for the Company at that time and that, given the Company's strong recent financial performance and future prospects, Garmin's offer was below the Board's view of the value of the Company.

          In early summer of 2005, Mr. Malcolm Miller, the Chief Executive Officer of Raymarine plc ("Raymarine"), contacted Mr. Lowrance to express Raymarine's interest in entering into negotiations to acquire the Company. On September 30, 2005, Raymarine submitted to the Company an unsolicited written offer to acquire the Company for $33.00 per Share in cash or approximately $169.5 million for all the Shares (which translated into an enterprise value of approximately $181.6 million for the Company). This price represented a premium of 29.8% to the trading price of the Shares on the last trading day immediately preceding the date on which the Company received the offer. Raymarine's offer was subject to a financing condition and other material conditions, including satisfactory completion of due diligence, the negotiation and agreement on final terms and definitive agreements reflecting those terms, the approval of Raymarine's board and shareholders and receipt of all required regulatory approvals. Mr. Lowrance discussed this offer with the members of the Board and they determined not to pursue the offer because, among other things, they believed the offer price was below the value of the Company given its recent strong results and its future prospects and the risk of non-completion given the existence of the financing condition. Following such discussions with the Board members, Mr. Lowrance contacted Mr. Miller of Raymarine by telephone and informed him that the Board was not seeking a buyer for the Company at that time and that, given the Company's strong recent financial performance and future prospects, Raymarine's offer was below the Board's view of the value of the Company. By letter dated December 20, 2005, Raymarine withdrew its offer but expressed an interest in resuming discussions in the spring of 2006.

          On December 5, 2005, Mr. Hugo Maurstad, the Chairman of Parent, contacted Mr. Lowrance by telephone and indicated that Parent wanted to explore the possibility of acquiring the Company. The parties arranged a meeting in Dallas on December 9, 2005. At that meeting, Mr. Maurstad and Mr. Reynir Indahl of Parent met with Mr. Lowrance and other representatives in Dallas, Texas. The purpose of the meeting was to provide Parent with an opportunity to gain a better understanding of the Company and its businesses and operations. While no offer was made by Parent at this meeting, the parties did discuss indicative prices in the high $30 range.

          On December 15, 2005, Garmin sent by mail addressed to the Company (but not to the attention of any particular person) a second unsolicited written offer to acquire the Company for $34.00 per Share in cash or approximately $174.6 million for all the Shares (which translated into an enterprise value of approximately $186.7 million for the Company). This price represented a premium of 38% to the trading price of the Shares on the last trading day immediately preceding the date on which the Company received the offer. Except for the price, the revised offer contained substantially the same terms and conditions as were in Garmin's prior offer. Mr. Lowrance contacted the other members of the Board to set up a meeting to discuss this offer and the Raymarine offer (which had not yet been withdrawn).

          On December 22, 2005, before the meeting of the Board described above was held, Parent submitted to the Company a written indicative offer to acquire the Company for $37.00 per Share in cash or approximately $190.0 million for all the Shares (which translated into an enterprise value of approximately $202.2 million for the Company). This price represented a premium of 44% to the trading price of the Shares on the last trading day immediately preceding the date on which the Company received the offer. The offer was not subject to a financing condition but was subject to satisfactory completion of due diligence by Parent and negotiating and agreement on final terms and definitive agreements reflecting those terms.

          The Board met on December 26, 2005 with its outside legal counsel and JPMorgan to discuss Parent's offer and Garmin's most recent offer. At this meeting, the Board was briefed by outside counsel with respect to their fiduciary duties under Delaware law and JPMorgan made a presentation with respect to the financial terms of the two offers. The Board also discussed with senior management, outside counsel and JPMorgan other aspects of the two offers, including the comparative benefits and risks associated with the two offers, including the regulatory, financing and other risks of the two proposals. The Board also discussed with its advisors other possible strategic alternatives, including remaining as a stand-alone company. While the Board did not reach a decision to sell the Company at this time, it authorized the Company's management to continue to pursue a transaction with Parent. Key factors in the Board's decision to follow this course of action included the following:

  •
  Parent's all cash offer was materially higher than Garmin's offer and significantly higher than the price most recently offered by Raymarine;

  •
  Because Parent does not compete with the Company in any material respect, its offer involved significantly less antitrust completion risk and potential competitive harm from disclosing confidential proprietary information than the Garmin or Raymarine offers;

  •
  Parent's insistence that its indicative price was predicated on the Company moving forward quickly with due diligence and to definitive agreements and that Parent would not participate in an open auction;

  •
  The Board's belief that Parent would conduct its due diligence promptly and that the parties would be able to negotiate and enter into definitive agreements at the indicative price and on terms that would not preclude other bidders from conducting due diligence and negotiating and making superior proposals; and

  •
  The Board's belief that entering into definitive agreements with Parent would not significantly disrupt the Company's businesses or its relationships with suppliers, customers or employees because the products and geographic presence of the two companies do not overlap in any material respect.

          On January 2, 2006, representatives of Parent contacted Mr. Lowrance by telephone to schedule due diligence meetings in Tulsa, Oklahoma between January 4 and January 6, 2006. These meetings were conducted at the offices of the Company's outside legal counsel and attended by representatives of the Company and Parent, their respective outside legal counsel and JPMorgan. At these meetings, the parties entered into a confidentiality agreement and Parent and its counsel reviewed written due diligence materials. In addition, the Company made presentations with respect to its business and operations.

          During the week of January 9, 2006, representatives of Parent visited the Company's manufacturing facility in Ensenada, Mexico, representatives of both parties met in Houston, Texas for additional discussions with respect to the proposed transaction and Parent's legal advisors continued their review of written due diligence materials.

          On January 18, 2006 and January 19, 2006, representatives of Parent and the Company and their respective legal advisors attended meetings in Houston at the offices of the Company's outside legal counsel. At these meetings, Parent delivered an outline of the proposed structure for the transaction and proposed terms for the merger agreement, together with a draft of the merger agreement reflecting those terms. On January 20, 2006, Parent's outside legal counsel distributed a revised draft of the merger agreement reflecting certain points which were agreed at the meetings. The draft merger agreement included a form of tender agreement to be signed by Mr. Lowrance and Ronald G. Weber, Executive Vice President of the Company, pursuant to which they would agree, among other things, to tender their Shares in Parent's proposed tender offer.

          The Board met on January 20, 2006 with its outside counsel and JPMorgan. The Board was briefed again on its fiduciary duties by its outside counsel. The Company's outside counsel summarized the current status of negotiations and the material terms of the proposed merger agreement and the remaining open items. JPMorgan discussed the financial terms of the transaction. The Board discussed with outside counsel and JPMorgan various aspects of the proposed transaction, including the ability of Parent to fund the transaction, the Company's ability to provide confidential information and negotiate with other bidders in relation to Superior Proposals (as defined in the Merger Agreement), the ability of Parent to walk away from the transaction, and the likelihood of consummation of the transaction. Given the progress that had been made to date and for the same reasons that applied to its decision at the December 26, 2005 Board Meeting, the Board authorized the Company's management to continue moving forward with the proposed transaction with Parent.

          Between January 18 and 28, 2006, Parent, the Company and their respective outside legal advisors continued to negotiate the terms of the merger agreement and tender agreements by telephone and email. During this period, Parent and its outside legal counsel also completed their due diligence review of the Company and took the necessary steps to obtain all required internal approvals and Parent's debt and equity funding for the proposed transaction. On January 25, 2006, Parent's board of directors met to review and approved the proposed transaction, subject to final agreement on price and other material terms between authorized officers of Parent and the Company. On January 27, 2006 Parent obtained debt and equity commitment letters sufficient to fund the acquisition of the Company.

          On January 27, 2006 the parties agreed on a purchase price of $37 per Share and finished negotiating the final terms of the merger agreement and tender agreements. On the afternoon of January 27, 2006, the Board met to consider Parent's offer to purchase the Shares for $37.00 per Share in cash and discuss the terms of the merger agreement. The Board received (i) an updated presentation from JPMorgan regarding the financial terms of the proposed transaction, (ii) a presentation from Company management, JPMorgan and outside counsel concerning the benefits and risks of entering into the proposed transaction with Parent and Purchaser and (iii) a presentation from its external legal counsel concerning the material terms of the merger agreement and the tender agreements, as well as the Company's fiduciary duties under Delaware law in connection with the transaction generally. The Board also received orally an opinion of JPMorgan that the offer price of $37 per Share was fair, from a financial point of view, to the stockholders of the Company. Following extensive discussions, the Board unanimously approved the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The

Board's reasons for taking these actions is described in detail below under "Reasons for Recommendation."

          Parent, Purchaser and the Company executed the Merger Agreement and Darrell J. Lowrance and Ronald G. Weber executed the Tender Agreements effective as of January 29, 2006. The Board also received the written opinion of JPMorgan, dated as of January 29, 2006, that the offer price of $37 per Share was fair, from a financial point of view, to the stockholders of the Company.

          Before the opening of the trading of the Shares on Nasdaq on January 30, 2006, the Company and Parent publicly disclosed the execution of the Merger Agreement by joint press release issued.

          On January 31, 2006, Parent and Purchaser commenced the Offer.

          During the pendency of the Offer, Parent and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders.

11.    The Transaction Documents.

  The Merger Agreement

          The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

          The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than ten business days after the date of the Merger Agreement. The obligation of the Purchaser to accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, the Antitrust Condition and certain other conditions that are described in Section 15—"Certain Conditions of the Offer." The Purchaser has agreed that, without the prior consent of the Company, it will not make any change to the Offer that (i) reduces the number of Shares subject to the Offer, (ii) reduces the Offer Price below $37.00 per Share, (iii) modifies or adds to the conditions set forth in Section 15—"Certain Conditions of the Offer," (iv) except as otherwise provided in the Merger Agreement, extends the Offer, (v) changes the form of consideration payable in the Offer or (vi) amends the terms of the Offer in a manner adverse to the holders of Shares. In any event, the Tender Agreements will terminate if the Merger Agreement is amended without the consent of the Tender Agreement Stockholders.

          The Merger Agreement provides that if any of the tender offer conditions are not satisfied or waived by the Purchaser as of any then scheduled expiration time for the Offer, then the Purchaser may, from time to time in its sole discretion, extend the expiration time for the Offer in maximum increments of 10 business days to no later than June 30, 2006; provided, however, that:

  •
  the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer and

  •
  after accepting Shares for payment, the Purchaser may extend the Offer for a further period of time not to exceed twenty business days by means of a Subsequent Offering Period under Rule 14d-11 of the Exchange Act.

          Directors.    The Merger Agreement provides that, promptly upon the purchase of, and payment for, any Shares by the Purchaser pursuant to the Offer which represent at least a majority of the Shares outstanding (determined on a fully-diluted basis) and at all times thereafter, the Purchaser shall be entitled to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by (ii) the percentage of the outstanding Shares (determined on a fully-diluted basis) that are then beneficially owned by the Purchaser and its affiliates. Upon the exercise of such right by the Purchaser, the Company is required to use its best efforts to take all such actions are necessary to (i) elect or appoint the Purchaser's designees permitted to be so elected or designated to the Company Board and (ii) cause the directors so elected or designated to constitute the same percentage (rounded up to the next whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable law and the rules and regulations of Nasdaq. The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

          In the event that the Purchaser's designees are so elected or designated to the Company Board, then, at all times prior to the Effective Time, the Company and Parent will use their respective reasonable best efforts to cause (i) the members of the Company Board as of January 29, 2006 (the "Continuing Directors") to remain directors on the Company Board, (ii) the Continuing Directors (other than the chief executive officer of the Company) to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all requirements of the federal securities laws, including any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (the "Audit Committee Requirements"). If any Continuing Director is unable to serve due to death, disability or resignation, the remaining Continuing Director(s) (or, if none of the Continuing Directors are then in office, the members of the Company Board) shall be entitled to elect or designate another person (or persons) who will satisfy the Audit Committee Requirements to fill such vacancy and each such person shall be deemed to be a Continuing Director for purposes of the Merger Agreement.

          From and after any time prior to the Effective Time when the Purchaser's designees constitute a majority of the Company Board, the Purchaser shall cause such designees not to approve any amendment or termination by the Company of, or any waiver by the Company of any of its rights under, the Merger Agreement that would materially and adversely affect the holders of Shares (other than Parent and the Purchaser) or extend the time for performance of Parent's or Purchaser's obligations under the Merger Agreement unless such action is approved by a majority of the Continuing Directors.

          Top-Up Option.    Pursuant to the Merger Agreement, the Company has granted to the Purchaser an irrevocable option (the "Top-Up Option") to purchase from the Company, at a price per Share equal to the Offer Price, a number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and the Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of the then outstanding Shares (assuming the issuance of the Top-Up Option Shares). The Top-Up Option will only be exercisable in whole and not in part within ten business days after the date on which the Purchaser accepts for payment and pays for Shares pursuant to the Offer (the "Purchase Date") and prior to the termination of the Merger Agreement; provided, however, that the Top-Up Option will not be exercisable and will terminate on the Purchase Date if (i) the issuance of the Top-Up Option Shares would require Company stockholder approval under the rules of Nasdaq or (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares.

          The Top-Up Option will only be exercisable if immediately after consummation of the Offer, Parent and the Purchaser in the aggregate beneficially own at least 88% but less than 90% of the outstanding Shares.

          The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the

"Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

          Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Parent or the Purchaser or held by the Company as treasury stock or owned by the Company or any of its subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the General Corporation Law of Delaware (the "DGCL")) will be converted into the right to receive the Merger Consideration.

          Holders of Shares who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to the appropriate proceedings required under the DGCL.

          If required by applicable law, the Company will call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting, all Shares then owned by Parent or the Purchaser or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. If the Purchaser acquires through the Offer Shares representing, together with all Shares owned by Parent or the Purchaser, at least a majority in voting power of the fully diluted shares (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares pursuant to the Offer), the Purchaser will have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

          The DGCL also provides for a "short-form" merger procedure if a corporation owns at least 90% of the outstanding shares of each class of voting stock of another corporation. A "short-form" merger may be consummated without prior notice to, or the approval of, the other stockholders. Accordingly, if, as a result of the Offer, the Purchaser or any other subsidiary of Parent acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

          Representations and Warranties.    The Merger Agreement contains representations and warranties made by the Company to Parent and the Purchaser and representations and warranties made by Parent and the Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

          Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including representations relating to:

  •
  due organization, good standing and qualification;

  •
  capital structure;

  •
  corporate authority, approvals and fairness opinion;

  •
  governmental filings, non-contravention;

  •
  SEC reports, financial statements (including internal controls, no accounting deficiencies, compliance under the Sarbanes-Oxley Act of 2002);

  •
  accuracy of information provided for Offer documents;

  •
  absence of certain changes since July 31, 2005 (including no Company Material Adverse Effect);

  •
  litigation and absence of undisclosed liabilities;

  •
  employee benefits;

  •
  compliance with laws, permits; takeover statutes;

  •
  affiliate transactions;

  •
  environmental matters;

  •
  taxes;

  •
  labor matters;

  •
  insurance;

  •
  IP;

  •
  material contracts;

  •
  title to properties, encumbrances;

  •
  ethical business practices; and

  •
  brokers and finders.

          Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means an effect which either:

  •
  is materially adverse to the results of operation, financial condition, cash flow, assets, liabilities, business or prospects of the Company and its subsidiaries, taken as a whole; or

  •
  prevents, materially delays or materially impairs the ability of the Company to consummate, or Parent to receive the benefits of, the Merger and the other transactions contemplated by the Merger Agreement;

provided, that the definition of "Company Material Adverse Effect" excludes any effect resulting from:

  •
  any action for which the Company requires and requests Parent's consent under the interim operating covenants and such consent is not granted,

  •
  conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect the participants in the industries in which the Company participates except to the extent that they negatively affect the Company disproportionately compared such other participants, or

  •
  any disruption of employee, customer, supplier or other similar relationships or other events or circumstances primarily resulting from or which are primarily attributable to the execution or announcement of the Merger Agreement and the identity of the Parent.

          Pursuant to the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to:

  •
  due organization, good standing and qualification;

  •
  corporate authority;

  •
  governmental filings and non-contravention;

  •
  litigation;

  •
  accuracy of information provided for Offer documents;

  •
  financing for the Offer and the Merger; and

  •
  operations of Purchaser.

          None of the representations and warranties contained in the Merger Agreement or in any schedule, instrument or other document delivered in connection with the Merger Agreement survive the effective time of the Merger. This limitation does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

          Company Conduct of Business Covenants.    The Merger Agreement provides that, except as expressly permitted therein, from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct their respective business in the ordinary and usual course of business and use their respective reasonable best efforts to preserve intact their respective business organizations and maintain their existing relations and goodwill with governmental entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its subsidiaries. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Parent:

  •
  adopt or propose any change in any provision of the Company's organizational documents;

  •
  merge or consolidate the Company or any of its subsidiaries with any other Person, except for any such transactions among wholly owned subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness;

  •
  acquire assets outside of the ordinary course of business from any other person or entity with an aggregate value or purchase price in excess of $125,000, other than capital expenditures within the Company's capital expenditure budget as disclosed to Parent pursuant to the Merger Agreement;

  •
  enter into any material line of business other than the line of business in which the Company and its subsidiaries is currently engaged as of January 29, 2006 or distribute products other than the type of products that the Company and its subsidiaries were distributing as of such date;

  •
  issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of or other equity interest in the Company or any of its subsidiaries (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company), or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interest;

  •
  other than in the ordinary course of business, create or incur any lien, pledge, security interest, claim or other encumbrance (collectively, "Liens"). material to the Company or any of its subsidiaries on any assets used in the businesses of the Company or any of its subsidiaries having a value in excess of $125,000;

  •
  make any loans, advances or capital contributions to, or investments in, any person or entity (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of $125,000 in the aggregate;

  •
  declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of any subsidiary, except for dividends or distributions by any direct or indirect wholly owned subsidiaries of the Company and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries;

  •
  reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock;

  •
  incur any indebtedness for borrowed money or guarantee such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries or enter into any capital lease, except for (A) indebtedness for borrowed money incurred in the ordinary course of business under the Company's existing revolving credit facility (or any replacement facility therefor) not to exceed $50,000,000 in the aggregate, (B) refinancings on commercially reasonable terms or (C) guarantees by the Company of indebtedness of wholly owned subsidiaries of the Company or guarantees by subsidiaries of indebtedness of the Company (such restriction, the "Indebtedness Covenant");

  •
  except as disclosed to Parent in connection with the signing of the Merger Agreement, make or authorize any capital expenditure;

  •
  other than in the ordinary course of business, enter into any Contract that would have been a material agreement had it been entered into prior to the date of the Merger Agreement (other than as permitted by the Indebtedness Covenant);

  •
  make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors after consultation with Parent;

  •
  settle any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by the Company or any of its subsidiaries in excess of $150,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its subsidiaries, or indemnify any Person other than pursuant to a contractual obligation to do so;

  •
  other than in the ordinary course of business, (A) amend or modify in any material respect, or terminate or waive any material right or benefit under, any material contract (other than as permitted by the Indebtedness Covenant) or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings, or (B) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $250,000;

  •
  except as required by law, make any material tax election or take any material position on any material tax return filed on or after the date of the Merger Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods or settle or compromise any material tax liability;

  •
  sell, transfer, lease, license or otherwise dispose of any assets of the Company or its subsidiaries except in the ordinary course of business or obsolete assets;

  •
  notwithstanding anything to the contrary above, sell, lease, abandon, transfer, dispose of, license or grant material rights under any material intellectual property rights of the Company or any of its subsidiaries ("IP Rights") or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Company IP Rights or (ii) the breach of any license agreements governing use of material IP Rights;

  •
  terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any of the Company's benefit plans or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any directors, officers, employees or consultants of the Company or any of the subsidiaries;

  •
  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  take any action, including the adoption of any shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of Parent or the Purchaser to vote, or otherwise to exercise the rights and benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or the Purchaser in accordance with the Merger Agreement; or

  •
  agree or commit to do any of the foregoing.

          No Solicitation.    From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not (and the Company will not permit any of its or any of its subsidiaries' officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries to) directly or indirectly:

  •
  initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined below); or

  •
  provide any confidential or non-public information or data to or engage or participate in any discussions or negotiations with, any person or entity relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt by any person or entity (other than Parent or the Purchaser) to make or implement an Acquisition Proposal.

          Notwithstanding the foregoing and anything else in the Merger Agreement to the contrary, at any time prior to (but not after) the acceptance for payment of Shares by the Purchaser pursuant to the Offer, the Company may provide confidential or non-public information or data in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal (assuming, for this purpose only, that the references to "15% or more" in the definition of such term were changed to "a majority") which did not result from a breach of the non-solicitation provision described above (a "Qualifying Acquisition Proposal") if:

  •
  the Company Board determines in good faith and after consulting with its outside counsel that failing to take such action would constitute a breach by the directors of the Company of their fiduciary duties under applicable law;

  •
  the Company Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is, or is reasonably likely to lead to, a Superior Proposal (as defined below); and

  •
  the Company and the person or entity that has made the Qualifying Acquisition Proposal executes and delivers a written confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between Parent and the Company.

          Notwithstanding the foregoing and anything else in the Merger Agreement to the contrary, at any time prior to (but not after) the acceptance for payment of Shares by the Purchaser pursuant to the Offer, the Company may engage or participate in any discussions or negotiations with any person or entity that has made a Qualifying Acquisition Proposal if:

  •
  the Company Board determines in good faith and after consulting with its outside counsel that failing to take such action would constitute a breach by the directors of the Company of their fiduciary duties under applicable law;

  •
  the Company Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is, or is reasonably likely to lead to, a Superior Proposal (taking into account any Revised Terms (as defined below) made by Parent);

  •
  the Company and the person or entity that has made the Qualifying Acquisition Proposal executes and delivers a written confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between Parent and the Company; and

  •
  prior to engaging in or participating in any such discussions or negotiations, (i) the Company provides written notice to Parent of the Company's or the Company Board's intent to take such action, (ii) at least three business days have elapsed since the date on which Parent received such notice and (iii) if requested by Parent, the Company negotiates in good faith with Parent with respect to any revisions of the terms of the transactions contemplated by the Merger Agreement proposed by Parent ("Revised Terms").

          The Company is required to cease immediately all discussions and negotiations that may have occurred prior to the date of the Merger Agreement regarding any Acquisition Proposal. The Company is also required to promptly request each person or entity that has executed a confidentiality agreement with the Company in connection with its consideration of a transaction with the Company to return or destroy all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person or entity and to destroy all summaries, analyses or notes of or based on such confidential information. Furthermore, the Company agrees not to waive any provision in any confidentiality or standstill agreement to which it is a party without Parent's prior written consent.

          Pursuant to the Merger Agreement the Company has agreed that it will notify Parent as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any information relating thereto is requested from, or any discussions or negotiations relating thereto are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person or entity and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, as to the status and terms of any such proposal or offer and the status of any such discussions or negotiations. The Company has also agreed to provide any information to Parent that it is providing to another person or entity pursuant to an exception to the no-solicitation provision described above at the same time it provides it to such other person or entity.

          The Merger Agreement provides that the Company Board may not:

  •
  withdraw, modify or qualify in any manner adverse to Parent the approval or recommendation by the Company Board of the Merger Agreement, the Offer or the Merger; or

  •
  recommend or approve another Acquisition Proposal (any of the actions listed in this bullet point or the immediately preceding bullet point, a "Change In Recommendation").

          Notwithstanding the foregoing and anything else in the Merger Agreement to the contrary, the Company Board may make a Change In Recommendation at any time prior to the acceptance for payment of Shares pursuant to the Offer if:

  •
  prior to taking such action, (i) the Company provides written notice to Parent of the Company's or the Company Board's intent to take such action, (ii) at least three business days elapse since the date on which Parent received such notice and (iii) if requested by Parent, the Company negotiates in good faith with Parent with respect to any Revised Terms proposed by Parent;

  •
  the Company Board determines in good faith and after consulting with its outside counsel and financial advisors and taking into account any Revised Terms, that failing to take such action would constitute a breach by the directors of the Company of their fiduciary duties under applicable law; and

  •
  if the Change In Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal (taking into account any Revised Terms).

          Notwithstanding anything to the contrary above, nothing in the Merger Agreement prevents the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act and the rules thereunder with regard to an Acquisition Proposal, but if any disclosure made to effect such compliance has the substantive effect of a Change In Company Recommendation, Parent will have a right to terminate the Merger Agreement (as discussed below).

          As used in the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal or offer with respect to:

  •
  a merger, consolidation, share exchange, reorganization or other business combination transaction involving the Company,

  •
  any acquisition of any equity or other ownership interests in the Company or any of its subsidiaries representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity or other ownership interest in the Company or an interest of equivalent value in any subsidiary of the Company or

  •
  any acquisition of assets of the Company or any of its subsidiaries representing 15% or more of the total assets of the Company and its subsidiaries, taken as a whole.

          As used in the Merger Agreement, "Superior Proposal" means any Qualifying Acquisition Proposal that the Company Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is:

  •
  more favorable from a financial point of view to the Company's stockholders than the Merger after taking into account any Revised Terms offered by Parent before such action is taken and all other relevant factors (including but not limited to the probability that such Qualifying Acquisition Proposal will be consummated and the time required to effect such consummation),

  •
  not subject to any financing or due diligence condition or contingency, and

  •
  reasonably likely to be consummated taking into account all legal, financial, regulatory (including, without limitation, any antitrust or competition approvals or non-objections) and other relevant factors.

          Stockholder Meeting.    The Merger Agreement requires the Company to call and hold a special meeting of its stockholders to adopt the Merger Agreement if necessary following the completion of the Offer. Additionally, subject to specified conditions related to its fiduciary duties, the Company Board has agreed to recommend that stockholders tender their shares in the Offer and vote in favor of adoption of the Merger Agreement. See "The Merger Agreement—No Solicitation" beginning on page 18. Following the Completion of the Offer, the Company is obligated under the Merger Agreement to submit the Merger Agreement to its stockholders for adoption by them at the special meeting of stockholders regardless of whether the Company Board has made a Change In Recommendation.

          Insurance and Indemnification.    The Merger Agreement provides that all rights to indemnification existing on the date of the Merger Agreement in favor of the current or former directors, officers or employees of the Company and its subsidiaries for acts or omissions existing or occurring at or prior to the Effective Time, as provided in their respective certificates of incorporation or by-laws, will survive the Merger and continue in full force and effect in accordance with their terms.

          In addition, the surviving corporation will maintain for a period of six years from the Effective Time the Company's existing officers' and directors' liability insurance policy (the "D&O Insurance"), so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"). The Company may purchase a six-year prepaid "tail" policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing D&O Insurance, provided the lump sum payment to purchase such coverage does not exceed six times the Maximum Premium. If the Company's existing D&O Insurance exceeds 200%, expires or is terminated or cancelled during such six-year period, the surviving corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not exceeding the Maximum Premium.

          Reasonable Best Efforts; Notification.    Each of the parties to the Merger Agreement have agreed to cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than five (5) business days after the date of the Merger Agreement the notification and required form under the HSR Act and any other notifications or filings required by any other applicable foreign antitrust or competition laws required to be filed to consummate any of the transactions contemplated by the Merger Agreement) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in the Merger Agreement (i) requires Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective subsidiaries, or to cause their respective subsidiaries to do or agree to do any of the foregoing, in each case that would take effect prior to the Effective Time, or (ii) requires, or shall be construed to require, Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective subsidiaries, or to cause their respective subsidiaries to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent and its subsidiaries following the Effective Time (for this purpose, materiality is to be considered by reference to the results of operations, financial condition, cash flow, assets, liabilities, business and prospects of the Company and its subsidiaries, taken as a whole, rather than that of Parent and its subsidiaries, taken as a whole).

          Pursuant to the Merger Agreement and subject to applicable laws relating to the exchange of information, (i) each of Parent and the Company has agreed (A) to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its subsidiaries, from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by the Merger Agreement, (B) to provide the other with the right to review in advance, and, to the extent practicable, each party has agreed to consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (C) to provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by the Merger Agreement, (D) to the extent reasonably practicable, that all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by the Merger Agreement shall include representatives of Parent and the Company and (ii) the Company has agreed to give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the transactions contemplated by the Merger Agreement and the Company has agreed not to settle any such litigation without Parent's prior written consent. In exercising the foregoing rights, each of the Company and Parent are obligated to act reasonably and as promptly as practicable.

          Each of Parent and the Company has agreed to promptly notify the other in writing of:

  •
  the discovery by the notifying party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Merger Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in the Merger Agreement;

  •
  any event, condition, fact or circumstance that occurs, arises or exists after the date of the Merger Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the notifying party in the Merger Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Merger Agreement;

  •
  any material breach of any covenant or obligation of the notifying party; and

  •
  any event, condition, fact or circumstance that would make the timely satisfaction of any conditions to the Merger or the Offer impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or have a Parent Material Adverse Effect.

A "Parent Material Adverse Effect" is defined in the Merger Agreement as any effect that would prevent, materially delay or materially impair the ability of Parent or the Purchaser to consummate the Offer, the Merger and the other transactions that the Merger Agreement requires it to consummate.

          Assistance with Financing.    The Company has agreed, and will cause its subsidiaries and representatives, to use their reasonable best efforts to cooperate with Parent and the Purchaser in connection with the completion and funding of the financing for the Offer and the Merger.

          Employee Benefits.    Parent has agreed, during the period commencing at the Effective Time and ending on the first anniversary thereof, to use good faith efforts to provide the employees of the Company and its subsidiaries with pension and welfare benefits under employee benefit plans (other than plans involving the issuance of securities of the Company or Parent) that are no less favorable in the aggregate than those currently provided by the Company and its subsidiaries to such employees; provided, however, that nothing in the Merger Agreement shall preclude Parent from terminating any Company benefit plans, or require Parent to retain the employment of any particular employee of the Company. The Merger Agreement is not a guarantee of employment and does not prohibit or restrict the right of the surviving corporation to reduce or modify salaries and incentive compensation in a manner that is reasonably related to an individual employee's job performance or to any change in the scope of an individual employee's responsibilities, make changes to an individual employee's job status or compensation to the extent necessary to reflect changes in employment or market conditions, make changes to salaries, employee benefits and incentive compensation pursuant to negotiations in connection with a collective bargaining agreement, and amend and/or eliminate any benefit program consistent with the other provisions of the Merger Agreement.

          Conditions to the Merger.    The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  •
  if Parent and the Purchaser own less than 90% of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the Company's outstanding Shares;

  •
  no statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

  •
  Purchaser shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer.

          Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval:

  (a)
  by mutual written consent of Parent, the Purchaser and the Company;

  (b)
  by either Parent or the Company by action of its board of directors if:

  (i)
  the Purchaser has not accepted Shares for payment pursuant to the Offer on or before June 30, 2006;

  (ii)
  any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable; or

  (iii)
  the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer;

provided, however, that the right to terminate the Merger Agreement as described by this clause (b) will not be available to any party that has breached its obligations under the Merger Agreement in any manner that has proximately contributed to the occurrence of the event that gave rise to the termination right as described by this clause; or

  (c)
  by Parent if:

  (i)
  the Company Board shall have made a Change In Recommendation,

  (ii)
  there has been a breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of the Merger Agreement, in each case in a manner that would cause any of the conditions to the Offer not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within 30 days after written notice thereof has been given by Parent or the Purchaser to the Company, or

  (iii)
  the Company shall have materially breached any of its obligations concerning non-solicitation of Acquisition Proposals or a Change in Recommendation;

    provided, however, that this termination right may not be exercised after the Purchaser has purchased Shares pursuant to the Offer;

  (d)
  by the Company, if Parent or the Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect and is not curable or, if curable, has not been cured within thirty (30) days after the giving of written notice to Parent of such breach; provided, however, that the Merger Agreement may not be terminated for this reason if the Purchaser has accepted Shares for payment pursuant to the Offer.

          Effect of Termination; Fees and Expenses.    If the Merger Agreement is terminated as described above, the Merger Agreement will be void, and there will be no liability or obligation of the Company or us or our respective officers and directors except as to prior breaches of the Merger Agreement, confidentiality, fees and expenses (including brokers' and finders' fees) and the termination and other fees described below.

          If the Merger Agreement has been terminated in any of the following circumstances and:

  •
  after the date of the Merger Agreement a Covered Proposal shall have been made (or, if made prior to the date of this Agreement, been reaffirmed thereafter) to the Company or any of its subsidiaries or its stockholders or any person or entity shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to the Company or any of its subsidiaries and the Merger Agreement is validly terminated (A) by either Parent or the Company, pursuant to paragraph (b)(i) or (b)(iii) described above under "—Termination" or (B) by Parent pursuant to paragraph (c)(ii) described above under "—Termination" and, in each case, any such Covered Proposal or publicly announced intention that shall have been so made (or reaffirmed) shall not have been withdrawn at the time of the event that gave rise to the termination right; or

  •
  the Merger Agreement is terminated by Parent pursuant to paragraph (c)(i) or (c)(iii) described above under "—Termination",

then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $7.5 million (the "Termination Fee") and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses (including those of the Information Agent, Depositary and Dealer Manager), incurred by Parent or the Purchaser in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $1.5 million, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable pursuant to the first bullet point above unless and until the

Company consummates, or enters into a definitive agreement providing for, any Covered Proposal with any Person or entity (other than Parent or its affiliates) within 15 months after the date on which the Agreement is so terminated.

          A "Covered Proposal" is defined in the Merger Agreement as a bona fide Acquisition Proposal, but assuming, for this purpose only, that all references to "15%" in the definition of such term were changed to "40%".

          Amendment.    The Merger Agreement may be amended in writing by the parties by action taken or authorized by their respective boards of directors at any time before or after the exchange of Shares pursuant to the Offer. At any time prior to the exchange of Shares pursuant to the offer, Parent and the Company, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, extend the time of performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver or extension. The failure of a party to assert any rights under the Merger Agreement or otherwise will not constitute a waiver of these rights.

          Fees and Expenses.    All fees, costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such fees, costs and expenses, except (i) that expenses incurred in connection with the filing fees for the HSR Notification and Report Form and Schedule TO and the publishing, printing or mailing the Offer Documents, Schedule 14D-9 and, if applicable, the Proxy Statement (but not the attorney's fees related thereto, which shall be paid by the party incurring such expense) will be shared equally by Parent and the Company and (ii) in certain situations as described above under "Effect of Termination; Fees and Expenses" in connection with the termination of the Merger Agreement.

  The Tender Agreements

          Parent has entered into Tender Agreements with Darrell J. Lowrance and Ronald G. Weber (collectively, the "Tender Agreement Stockholders") who beneficially own in the aggregate approximately 16.1% of the Company's total outstanding Shares on a fully diluted basis (calculated without regard to restrictions on beneficial ownership). The following is a summary of the material provisions of the Tender Agreements, copies of which are filed as exhibits to the Schedule TO. This summary is qualified in its entirety by reference to the Tender Agreements, which are incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Tender Agreements.

          Pursuant to the Tender Agreements, each of the Tender Agreement Stockholders has agreed (i) to tender, or cause to be tendered, and not withdraw all of such stockholder's Shares into the Offer as soon as practicable after commencement of the Offer, but in no event later than February 5, 2006, (ii) to vote or cause to be voted all of such stockholder's Shares against any Acquisition Proposal other than the Offer and Merger, or any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the consummation of the Offer, Merger or other transactions contemplated by the Merger Agreement, (iii) to comply with all restrictions and obligations imposed on such stockholder pursuant to the non-solicitation provision of the Merger Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the stockholder's Shares (other than pursuant to the Tender Agreement or the Offer or to or with Parent or the Purchaser). Pursuant to the Tender Agreements, each Tender Agreement Stockholder has granted to Parent and any designee of Parent such stockholder's irrevocable proxy to vote all of such stockholder's Shares on any matters that may be presented to stockholders of the Company with respect to clause (ii) of the preceding sentence.

          The Tender Agreements will terminate upon the earlier of (i) the purchase of all of the applicable stockholder's Shares in the Offer and (ii) termination of the Merger Agreement in accordance with its terms.

12.    Purpose of the Offer; Plans for the Company.

          Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

          The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by the holders of a majority of all votes entitled to be cast at such meeting.

          If the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders.

          Appraisal Rights.    Under the DGCL, stockholders do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

          Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because neither Parent nor the Purchaser is an affiliate of the Company, it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

          Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

          Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's existing businesses.

          Except as set forth in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or its subsidiaries; (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer; (iv) any material change in the Company's capitalization, indebtedness or dividend policy; (v) any other material change in the Company's corporate structure or business; (vi) a class of equity Shares of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system operated by a national securities association; or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. See Sections 11 and 13 of this Offer to Purchase?"The Transaction Documents" and "Certain Effects of the Offer," respectively.

13.    Certain Effects of the Offer.

          Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

          Stock Quotation.    The Shares are quoted on Nasdaq. Depending on the number of Shares acquired pursuant to the Offer, following the completion of the Offer, the Shares may no longer be eligible for quotation on Nasdaq. According to the published guidelines of the National Association of Securities Dealers, Shares might no longer be eligible for quotation on Nasdaq if, among other things;

  •
  the number of Shares publicly held was less than 750,000, the aggregate market value of publicly held Shares was less than $5 million, there were fewer than 400 holders of round lots, stockholders' equity was less than $10 million and there were fewer than two registered and active market makers for Shares, or

  •
  the number of Shares publicly held was less than 1,100,000, the aggregate market value of publicly held Shares was less than $15,000,000, the minimum bid price per share was less than $1.00, there were fewer than 400 holders of round lots, there were fewer than four registered and active market makers, and either (x) Company market value of listed securities was less than $50 million or (y) the total assets and total revenue of the Company and its subsidiaries for the most recently completed fiscal year or two of the last three most recently completed fiscal years, was less than $50 million.

          Shares held directly or indirectly by Company directors or officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose.

          If the Shares were to cease to be quoted on Nasdaq, the market for Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

          As of January 29, 2006, the Company reported that there were 5,135,516 outstanding Shares.

          After completion of the Offer, the Company will be eligible to elect "controlled company" status pursuant to Rule 4350(c)(5) of Nasdaq, which means that the Company would be exempt from the requirement that Company's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Audit and Compensation Committees of the Company's board of directors. The controlled company exemption does not modify the independence requirements for the Company's Audit Committee. We expect the Company to elect "controlled company" status following completion of the Offer.

          Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

          Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such Shares pursuant to Rule 144 promulgated under the

Securities Act of 1933, as amended, may be impaired or eliminated if the Shares are no longer registered under the Exchange Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on Nasdaq. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

          Certain Forward-Looking Information.    To our knowledge, the Company does not as a matter of course make public forecasts or forward-looking information as to its future financial performance. However, before entering into the Merger Agreement, representatives of Parent and the Purchaser conducted a due diligence review of the Company and in connection with this review Parent and the Purchaser received limited forward-looking information concerning the Company's operating performance through the end of its current fiscal year (which ends on July 31, 2006). The Company initially provided Parent and Purchaser with forward-looking information derived from its budget for the 2006 fiscal year. Because the Company's actual results for the first five months of fiscal year 2006 (through December 31, 2005) were below the amounts included in its budget for this period, the Company revised this forward-looking information to reflect this lower performance. The original forward-looking information is set forth below under the columns headed "Budget" and the revised forward-looking information is set forth below under the columns headed "Forecast". The Company has advised Parent and the Purchaser of certain assumptions, risks and limitations relating to the forward-looking information set forth in the table below, and that the Company has not as a matter of course made public any forward-looking information as to future performance or earnings.

          As noted above, the Company furnished to Parent and the Purchaser certain forward-looking information for the fiscal year ending on July 31, 2006. A summary of this forward-looking information and certain historical results from the current and prior fiscal year is provided in the following table.

	Fiscal year ended July 31,			Five Month Ended December 31,			12 months ended December 31,
	2005 (Actual)	2006 (Budget)	2006 (Forecast)	2005 (Actual)	2006 (Budget)	2006 (Actual)	2004 (Actual)	2005 (Actual)
	(Dollars in thousands)
Net sales	$146,369	$207,539	$194,589	$32,444	$55,328	$44,437	$116,036	$158,362
Gross profit	54,927	73,125	62,080	11,589	16,808	11,567	48,178	54,906
Selling and administrative expenses	34,651	39,817	40,445	11,596	14,311	14,750	30,628	37,804
Research and development expenses	6,306	7,021	6,810	2,739	2,932	2,721	5,953	6,289
Operating income	13,970	26,287	14,825	(2,747)	(435)	(5,904)	11,597	10,812
Interest expense	1,095	1,535	2,221	295	451	555	678	1,354
Pretax income	12,876	24,752	12,604	(3,041)	(886)	(6,459)	10,919	9,458
Net income	$9,412	$16,287	$8,357	$(2,102)	$(583)	$(4,282)	$7,694	$7,231

          Although Parent and the Purchaser were provided with the forward-looking information summarized above, their analysis of the Company was not based solely on this forward-looking information. The Company has also advised Parent and the Purchaser that the forward-looking information was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forward-looking information or forecasts. Furthermore, the forward-looking information does not purport to present operations in accordance with U.S. generally accepted accounting principles, or "GAAP," and the Company's independent auditors have not examined, compiled or otherwise applied procedures to the forward-looking information and accordingly assume no responsibility for them. The Company has advised Parent and the Purchaser that its internal financial forecasts (upon which the forward-looking information provided to Parent and the

Purchaser was based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

          The forward-looking information also reflects numerous assumptions made by the management of the Company, including assumptions with respect to industry performance, the market for the Company's existing and new products and services, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or the Purchaser. This forward-looking information does not give effect to the Offer or the Merger, or any alterations that the Company's management or board of directors may make to the Company's operations or strategy after the completion of the Offer. Accordingly, there can be no assurance that the assumptions made in preparing the forward-looking information will prove accurate or that any of the forward-looking information will be realized.

          It is expected that there will be differences between the forward-looking information and the Company's actual results, and such actual results may be materially greater or less than those contained in the forward-looking information due to numerous risks and uncertainties, including, but not limited to:

  •
  financial performance and cash flow from operating activities in fiscal year 2006 are based on attaining current forward-looking information;

  •
  production delays due to raw material shortages or unforeseen competitive pressures could have a materially adverse effect on current forward-looking information;

  •
  because of the dynamic environment in which the Company operates, one or more key factors discussed in "Part I, Item 1. Business" of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2005 could have an adverse effect on expected results for fiscal year 2006.

          The forward-looking information constitutes forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2005 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005.

          The forward-looking information set forth above is included in this Offer to Purchase only because it was made available to Parent and the Purchaser and holders of Shares may want to consider it in deciding whether to accept the Offer. The inclusion of the forward-looking information in this Offer to Purchase should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the forward-looking information to be a reliable prediction of future events, and the forward-looking information should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the forward-looking information, and none of them undertakes any obligation to update or otherwise revise or reconcile the forward-looking information to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forward-looking information are shown to be in error.

          Stockholders are cautioned not to place undue reliance on the forward-looking information included in this Offer to Purchase.

14.    Dividends and Distributions.

          As discussed in Section 11—"The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not, and will not allow its subsidiaries to, declare, set aside or pay any dividends on or make any distributions in respect of any of its capital stock, other than dividends and distributions by the Company's subsidiaries to the Company.

15.    Certain Conditions of the Offer.

          For the purpose of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement and without limiting Purchaser's right to extend the Offer as permitted by the Merger Agreement, Purchaser shall not be obligated to accept for payment any Shares tendered pursuant to the Offer or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if (i) the Minimum Tender Condition or the Antitrust Condition shall not have been satisfied as of the Expiration Date for the Offer and (ii) at any time on or after the date of the Merger Agreement and at or prior to the time of payment for Shares pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment), any of the following events or conditions shall have occurred or exist:

  (a)
  there shall be pending any suit, action or proceeding by or before any Governmental Entity against Parent, the Purchaser, the Company or any subsidiary of the Company that seeks to:

  (i)
  prohibit or impose any material limitations on the ownership or operation by the Parent, the Purchaser, the Company or any subsidiary of the Company of all or a material portion of their businesses or assets, taken as a whole, or to compel Parent or the Purchaser or their respective subsidiaries or affiliates to dispose of, license or hold separate any material portion of the business or assets of the Company and its subsidiaries or Parent and its subsidiaries, in each case taken as a whole,

  (ii)
  restrain or prohibit the making or consummation of the Offer or the Merger,

  (iii)
  obtain from the Company, Parent or any of their subsidiaries damages in connection with the consummation of the Offer or the Merger which suit, action or proceeding would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities, business or prospects of Parent and its Subsidiaries, taken as a whole,

  (iv)
  prohibit or impose material limitations on the ability of the Purchaser to accept for payment, pay for or purchase the Shares pursuant to the Offer or the Merger, or

  (v)
  prohibit or impose material limitations on the ability of the Purchaser or Parent to effectively exercise full rights of ownership of the Shares, including the right to vote the Shares purchased or owned by them on all matters properly presented to the Company's stockholders;

  (b)
  there shall be any statute, law, rule, regulation, order, writ, injunction, decree or award enacted, entered, enforced, promulgated or deemed applicable to the Offer or Merger by or on behalf of a Governmental Entity, or any other action shall be taken by a Governmental Entity, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

  (c)
  since January 29, 2006, any fact, change, event, development or circumstance shall have occurred, arisen or come into existence or become known to the Company, Parent or the Purchaser which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect;

  (d)
  any of the following shall have occurred:

  (i)
  any of the following representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made or as of any subsequent date, except that any such representation and warranty that is given as of a specified date need only be true and correct as of such date (assuming it was made on and as of such subsequent date):

    •
    due organization, good standing and qualification;

    •
    capital structure;

    •
    corporate authorization, approval and fairness opinion;

    •
    non-contravention of governing instruments; and

    •
    takeover statutes.

  (ii)
  any of the other representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct when made or as of any subsequent date (assuming it was made on and as of such subsequent date) without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein, except in the case of this clause (ii) only for any such failures to be true and correct which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing for purposes of this condition any such representation and warranty which is expressly given as of a specified earlier date will only be required to be true and correct as of such earlier date.

(e)
the Company shall have breached or failed to perform or comply with in any material respect any agreement or covenant of the Company under the Merger Agreement;

(f)
the Purchaser shall have failed to receive a certificate executed by the chief executive officer and chief financial officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) above have not occurred; or

(g)
the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that neither the Minimum Condition or the Antitrust Condition may be waived without the prior written consent of the Company. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.    Certain Legal Matters; Regulatory Approvals.

          General.    The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

          State Takeover Statutes.    A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

          In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

          The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor the Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

          Neither Parent nor the Purchaser is aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and, except as set forth above, neither Parent nor the

Purchaser have attempted to comply with any state takeover laws or regulations in connection with the Offer or the Merger. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

          United States Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied and we have conditioned our obligation to acquire Shares on the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the HSR Act. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 15 of this Offer to Purchase as to the effect of the HSR Act (as well as other conditions to the Offer) on the timing of the Purchaser's obligation to accept Shares for payment.

          On January 30, 2006, each of Parent and the Company filed a Notification and Report Form under the HSR Act in connection with the Offer and Merger with the Antitrust Division and the FTC. The filings will be subject to a 15-day initial waiting period, for which early termination was requested. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on February 14, 2006, unless early termination of the waiting period is granted or we receive a request for additional information or documentary material. We have requested early termination of the waiting period applicable to the Offer but there can be no assurances that we will be granted early termination. In practice, complying with a request for additional information can take a significant amount of time. In addition, while there are statutory limitations on the period of time the Antitrust Division and the FTC may delay an acquisition (ten calendar days after substantial compliance with the additional information request), as a practical matter if substantive antitrust issues are raised, the parties often agree to delay completion of the transaction while discussion of the substantive issues are ongoing. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

          The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by us pursuant to the Offer. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by us or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

          German Antitrust Compliance.    Mergers and acquisitions that may have an impact in the Federal Republic of Germany are subject to review by the German Federal Cartel Office to determine whether they comply with applicable German antitrust laws. Under the German Act Against Restraints of Competition, mergers and acquisitions that meet certain jurisdictional thresholds and are not subject to antitrust review by the European Commission, such as the present transaction, may not be completed until the expiration of an initial one-month waiting period that follows the filing of a notification by both parties to the transaction with the German Federal Cartel Office. The waiting period may be shortened if the German Federal Cartel Office notifies the parties that the requirements for a prohibition of a merger are not fulfilled, or it may be lengthened if the German Federal Cartel Office determines that an in-depth investigation is required and enters into a main examination proceeding. The Parent filed a pre-merger notification with the German Federal Cartel Office pursuant to the German Act against Restraints of Competition on January 30, 2006.

          Norwegian Antitrust Compliance.    The Norwegian Competition Authority may prohibit or impose conditions for allowing mergers or acquisitions which lead to or strengthen a significant restriction of competition. Such transactions must be notified to the Competition Authority by way of a mandatory standardized notification, at the latest when the final agreement is entered into or control is acquired provided that the transaction meet certain jurisdictional thresholds.

          The Acquirer must file the notification to the Competition Authority. The Competition Authority disposes of 15 working days following the day of reception of the notification to examine the file. At the expiry of the time limit, the transaction is cleared unless the Competition Authority imposes the parties to submit a complete notification (see below). The standardized notification does not trigger a stand-still obligation and the transaction may therefore be completed during the examination phase.

          In cases where the Competition Authority finds that a further examination of the concentration is necessary, it may order the parties to submit a complete notification. Such an order has to be imposed within 15 working days after the Competition Authority received the standardized notification, otherwise the transaction is cleared. A duty to submit a complete notification triggers additional case-handling deadlines and an automatic stand-still obligation on the parties. The Parent filed a standardized notification with the Norwegian Competition Authority pursuant to the Norwegian Competition Act on January 30, 2006.

          Other Applicable Foreign Antitrust Laws.    Completion of the transaction also may require certain approvals by other foreign regulatory authorities. The parties conduct business in a number of other foreign countries. Under the laws of certain other foreign nations and multinational authorities, the transaction may not be completed unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Should any such approval or action be required, the parties currently contemplate that this approval or action would be sought.

          Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all these approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

17.    Fees and Expenses.

          Goldman, Sachs & Co. ("GS") has acted as financial advisor to Parent in connection with the proposed acquisition of the Company and is acting as Dealer Manager in connection with the Offer. GS will receive reasonable and customary compensation for its services as financial advisor and as Dealer Manager and will be reimbursed for certain out-of-pocket expenses. Parent and the Purchaser will indemnify GS and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

          Parent and the Purchaser have retained Morrow & Co., Inc. to be the Information Agent and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph, personal interview and other methods of electronic communication and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

          The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

          Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.    Miscellaneous.

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

          No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

          The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Navico Acquisition Corp.
January 31, 2006

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

          1.      Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for at least the past five (5) years and the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years for each executive officer of Parent. The current business address of each person is P.O. Box 111, Strandpromenaden 50, 3191 Horten, Norway and the current phone number is +47 33 03 41 40. Each such person is a citizen of Norway.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Reynir K. Indahl	Director, Simrad Yachting AS
Birger Jarlsgatan 14, 114 34 Stockholm, Sweden	Investment Director, Altor Equity Partners AB, 2003-present CEO, Photonyx Ltd., 2000-2003
Hugo Maurstad	Director, Simrad Yachting AS
Abbedikollen 18, 0280 Oslo, Norway	Partner, Altor Equity Partners AS, 2004-present
Director, McKinsey & Company, Inc., 1993-2004
Stig Trondvold	Director, Simrad Yachting AS
Tunmarcks vei 9, 3612, Kongsberg, Norway	Executive Vice President, Corporate Business Development, Kongsberg Gruppen ASA, 2000-present
Per Andreas Vogt	Director, Simrad Yachting AS
Utsynet 42, 1512 Moss, Norway	Executive Vice Presiden, Lindorff Decision AS, 2005-present
Executive Vice President, Lindorff AS, 2004-2005
Managing Director, Per Andreas Vogt EF, 2001-2004
Director General of Norwegian Trade Counsel, 1995-2001
Knut Frostad	Director, Simrad Yachting AS
P.O. Box 904 Skoyen, 0214 Oslo, Norway	Managing Director, Dragonhead AS, 1999-present
Jan Berner	CEO, Simrad Yachting AS, 2005-present
CEO, Simrad AS, 1996-2005
Odd Gunnar Bogen	CFO, Simrad Yachting AS, 1994-present
Kongsberg Maritime AS, 1992-1994
Petter Jorgensen	Executive Vice President, Product and Development, Simrad Yachting AS, 2001-present
Finn Grydehoej, citizen of Denmark	Vice President, Simrad Stoevring AS 2001-present Vice President, Terma AS, 1998-2001

I-1

          2.      Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for the past five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the executive officers of the Purchaser. The current business address of each person is P.O. Box 111, Strandpromenaden 50, 3191 Horten, Norway and the current phone number is +47 33 03 41 40. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hugo Maurstad Abbedikollen 18, 0280 Oslo, Norway	Chairman of the Board and President of Navico Acquisition Corp. Investment Director, Altor Equity Partners AB, 2003-present CEO, Photonyx Ltd., 2000-2003
Reynir K. Indahl Birger Jarlsgatan 14, 114 34 Stockholm, Sweden	Director, Vice President, Secretary and Treasurer of Navico Acquisition Corp. Investment Director, Altor Equity Partners AB CEO, Photonyx Ltd.

I-2

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
Mellon Investor Services LLC
 By Manually Signed Facsimile Transmission
(for Eligible Institutions only):
(201) 680-4626
 Confirm Facsimile by Telephone:
(201) 680-4860

By Mail:	By Overnight Courier:	By Hand:
Reorganization Department	Reorganization Department	Reorganization Department
PO Box 3301	480 Washington Blvd.	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Drop—Reorg.	New York, NY 10271
Attn: Reorganization Department	Jersey City, NJ 07310	Attn: Reorganization Department
Attn: Reorganization Department,
27th Floor
Other Information:

        Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue, Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
All Others Call Toll Free: (800) 607-0088
 The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
Lowrance Electronics, Inc.
SCHEDULE I